UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vineyard National Bancorp

(Name of Registrant as Specified in its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders Deliver Open Letter to Shareholders

Claiming Victory In Consent Solicitation

and Continuing Efforts to Elect an Alternate Board of Directors

New York, N.Y. — April 15, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), issued the following statement today in an open letter to shareholders of the Company:

“April 15, 2008

Dear Shareholders of Vineyard National Bancorp:

Over the course of the past several weeks, Norm Morales and I initiated a Consent Solicitation in which we have asked the shareholders of Vineyard National Bancorp (the “Company or Vineyard”) to approve three Bylaw Amendments which we believed would ensure an alternative voice to the direction of the Company. As a financial institution, we are operating in a challenging environment; one that we have not experienced in many decades.

The Company’s future, as successful as it has been in the past, can be rebuilt with a solid and consistent plan designed to meet and to overcome the challenges in the economy today. As with all successful organizations, the Company has relied on its shareholders, employees, and individual and business relationships which have been fostered and have grown over the past seven years.

We have attempted to present our strategic vision, and an intended slate of nominees for the Board of Directors should our efforts be successful. The diversity in skills and talents of this group will provide support and governance for the Company.

The entrenched Board of Directors of the Company originally stated that the differences between both parties was in the execution of a plan that was developed, reviewed and adopted with proper due process over the past several years (Annual report of operations conference call on January 30, 2008, and March 13, 2008 Consent Revocation Statement). The Board then stated that these same plans were rejected before Mr. Morales’ resignation on January 23, 2008 (Letter to Shareholders dated March 25, 2008). The Board has not identified the strategic differences nor has it constructively focused on outlining and emphasizing the alternate plan that the Board desires to pursue.

In light of the favorable response to the Consent Solicitation, we expect that the Company will instead intensify what has already been a negative campaign. We believe that at this time, rather than engage in the Board’s negative campaign, it is critical that we remain focused on the merits of the proposals at hand. The only motives behind our campaign are to complete the mission in building a well-balanced regional community bank, to restore shareholder value, and to execute on the seven broad initiatives previously announced.

To date, the shareholders of Vineyard have been highly responsive to our efforts, and we wish to thank you for that trust. We also ask you to assist us with the next leg of our mission by supporting the candidates that we will present for the Board of Directors. Both Norm and I, together with the hundreds of investors to date who have supported our efforts, wish to complete our mission at hand. We thank you for your continuing support.

Sincerely,

Jon Salmanson”

The Consent Solicitation

The Consent Solicitation is being made to allow for three amendments to Vineyard’s Bylaws which will afford all shareholders, if approved, an alternative option in choosing a board of directors to represent their interests and ultimately the direction of the Company. In order to effect the Bylaw changes, Vineyard shareholders are being asked to sign and date the WHITE Consent Card immediately upon receipt and return it using the postage-paid envelope provided. The Bylaw amendments will become effective automatically once the holders of a majority of shares consent to these actions and the consents are delivered to Vineyard.

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

Questions regarding the Consent Solicitation Statement and the requisite process for consenting, the Consent Card or receiving a Consent Solicitation Statement should be directed to:

Georgeson Inc.

Shareholders call toll-free: 866-391-7001

Banks and Brokers call collect: 212-440-9800

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a Definitive Consent Solicitation Statement with the Securities and Exchange Commission (the “SEC”) and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS, AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement has been mailed and the proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, c/o Northeast Securities, 8th Floor, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.